MidCap Financial Services, LLC 7255 Woodmont Avenue, Suite 300 Bethesda, Maryland 20814 www.midcapfinancial.com
July 16, 2023

Viewray, Inc.
1099 18th Street, Ste 3000
Denver, CO 80202
Attn: Paul Ziegler, Chief Executive Officer
Email: pziegler@viewray.com

Dear Paul,

This Summary of Terms and Conditions (the “DIP Term Sheet”) outlines certain terms of the proposed DIP Facility (as defined below) and consensual use of cash collateral. The principal operative terms will apply to a DIP Facility and use of cash collateral approved by the Bankruptcy Court (as defined below). The following is intended for discussion purposes only and, other than where explicitly stated herein, it has no binding effect whatsoever, and shall therefore not be deemed to be a commitment by the parties or any of their affiliates. This DIP Term Sheet does not purport to summarize all of the terms, conditions, covenants, representations, warranties or other provisions which would be contained in definitive documentation for the DIP Facility and use of cash collateral. Any transaction will be subject to the terms and conditions contained in the definitive documentation. Each party referred to herein is free to terminate discussions with respect to the transactions contemplated herein at any time.

DIP Facility
Borrowers:	Viewray, Inc. and Viewray Technologies, Inc.
DIP Agent:	MidCap Financial Trust
DIP Lenders:
MidCap Financial Trust, Silicon Valley Bank, a division of First-Citizens Bank and Trust Company (“SVB”), MidCap Financial Investment Corporation, and such other affiliates of MidCap Financial Trust who elect to participate in the DIP Facility

Servicer:	MidCap Financial Services
DIP Facility:
A multiple-draw secured term loan facility (the “DIP Facility,” and all loans under such DIP Facility, collectively, the “DIP Loans,” and each, a “DIP Loan”) in the maximum principal amount of up to $6,000,000 (the “Total Commitment Amount”), in each case subject to and in accordance with the Budget (as defined below). All DIP Loans outstanding under the DIP Facility (together with all accrued and unpaid interest, fees, expenses and other amounts outstanding) shall become due and payable on the Maturity Date (as defined below).

Roll-up:
Subject to, and effective upon, entry of the Final DIP Order (as defined below), the DIP Facility shall include a roll-up of $18,000,000 of the Prepetition Secured Obligations (as defined below) to the Borrowers prior to the Petition Date (as defined below) (the “Roll up” and together with the Total Commitment Amount, the “DIP Facility Amount”), plus all accrued but unpaid interest, fees, expenses and other obligations outstanding thereon.

Cases:
The bankruptcy cases (the “Bankruptcy Cases”) of the Borrowers to be filed under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Terms & Conditions – DIP Facility & Use of Cash Collateral

Availability:
Subject to entry by the Bankruptcy Court of a final order satisfactory to the DIP Lenders in their sole discretion approving the DIP Facility on a final basis (the “Final DIP Order,” and together with any Interim DIP Order entered by the Bankruptcy Court, the “Interim DIP Order” and together with the Final DIP Order, the “DIP Orders”) and satisfaction by the Borrowers of the conditions precedent set forth in the “Conditions Precedent to Initial Borrowing Section” of this term sheet, the Borrowers shall be permitted to borrow an amount up to $1,000,000 (or such greater amount, as approved by the DIP Lenders in their sole discretion) (the “Initial Borrowing”) for the purposes set forth below and in accordance with the Budget (as defined below).
Subject to the satisfaction by the Borrowers of the conditions precedent set forth in the “Conditions Precedent to Each Subsequent Borrowing” section of this term sheet, as determined by the DIP Lenders in their sole discretion, the Borrowers shall be permitted to borrow an amount up to the sum of the (x) the Total Commitment Amount minus (y) the principal amount of the Initial Borrowing (the “Remaining Commitment Amount”) in one or more subsequent borrowings (each a “Subsequent Borrowing”) for the purposes set forth below and in accordance with the Budget (as defined below); provided that the Borrowers may not borrow less than $500,000 in any Subsequent Borrowing, there shall be no more than six (6) Subsequent Borrowings during the term of the DIP Facility, and no Subsequent Borrowing shall be requested or made within five (5) business days of the Initial Borrowing or a prior Subsequent Borrowing.

Term:
Unless otherwise extended in writing by the DIP Lenders in their sole discretion, the period from the Funding Date (as defined below) to the earliest of: (i) the Scheduled Maturity Date (as defined below); (ii) the occurrence of an Event of Default (as defined below); and (iii) the consummation of a sale of the Borrowers’ assets (the “Purchased Assets”) pursuant to section 363 of the Bankruptcy Code (such date, the “Maturity Date”).
“Scheduled Maturity Date” shall mean September 27, 2023 (or such later date as may be agreed by the DIP Lenders in their sole discretion).

Funding Date:	The date on which the Initial Borrowing Conditions below shall have been met (the “Funding Date”).
Use of Proceeds:
Subject to the provisions of the DIP Orders, and in accordance with the Budget, proceeds of the DIP Loans may be used by the Borrowers to: (a) finance their working capital needs and for any other general corporate purposes; and (b) pay related transaction costs, fees, liabilities and expenses (including all professional fees and expenses) and other administration costs incurred in connection with and for the benefit of the Bankruptcy Cases. Nothing in the DIP Orders shall authorize the disposition of any assets of the Borrowers or their estates outside the ordinary course of business, or any Borrower’s use of any proceeds resulting therefrom, except as permitted in the DIP Orders and in accordance with the Budget. No proceeds of the DIP Loans shall be used to fund any investigation by a committee, or any claims or actions against the DIP Agent or the DIP Lenders.

Interest:
DIP Loans under the DIP Facility will bear interest at a fixed rate equal to 15.00% per annum based on a 360-day year on the outstanding principal amount of all outstanding obligations under the DIP Facility, compounded monthly. All interest shall accrue on the DIP Loans (not including the Roll up) and be paid in cash monthly on the first day of each monthly following the Initial Borrowing. All interest accruing after the Maturity Date shall be payable in cash, upon demand by the DIP Lenders.
During the continuance of an Event of Default (as defined below), any amounts outstanding under the DIP Facility will bear interest at an additional 3.00% per annum.

Fees:
As a material inducement to the DIP Lenders to make the DIP Loans to the Borrowers, the Borrowers shall pay the DIP Lenders the following fees:
1.A fee equal to 3.00% of the Total Commitment Amount, which shall be fully earned upon entry of the Interim DIP Order (the “Commitment Fee”), which fees shall be earned by the DIP Lenders in accordance with their pro rata share of the Total Commitment Amount; and

2.A fee equal to 4.00% of the DIP Facility Amount, which shall be fully earned upon entry of the Final DIP Order (the “DIP Exit Fee”, and together with the Commitment Fee, the “DIP Facility Fees”), which fees shall be earned by the DIP Lenders in accordance with their pro rata share of the DIP Facility Amount.

Once earned, the DIP Facility Fees shall accrue interest at the non-default or default interest rate, as applicable. All DIP Facility Fees (together with accrued interest) shall be payable to the DIP Lenders upon the Maturity Date or any prior date on which the obligations under the DIP Facility are paid in full.

Optional Prepayments and Commitment Reductions:	No early repayment or prepayment of any obligation permitted under the DIP Facility.
Mandatory Prepayments:
Mandatory prepayments of the DIP Loans shall be required in an amount equal to (i) 100% of the cash proceeds from asset sales or series of related asset sales by the Borrowers, net only of actual costs necessary to close such sale or sales, in each case as approved by the DIP Lenders in their sole discretion; (ii) 100% of insurance and condemnation proceeds (including the return of unearned premiums), in each case received by the Borrowers; and (iii) the proceeds of any extraordinary amounts received by or on behalf of the Borrowers, including without limitation, the proceeds of the incurrence of any indebtedness or any equity contributions.

Priority:
Subject only to the Carveout, all amounts owing by the Borrowers under the DIP Facility at all times will constitute allowed superpriority administrative expense claims in the Bankruptcy Cases, having priority over all claims and administrative expense claims against the Borrowers, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503(a), 503(b), 507(a), 507(b), 546(c), 546(d), 552(b), 726, 1113, 1114 and any other provision of the Bankruptcy Code, and shall at all times be senior to the rights of the Borrowers and any successor trustee or creditor in the Bankruptcy Cases or any Successor Case (defined below).

All liens authorized and granted pursuant to the DIP Orders entered by the Bankruptcy Court approving the DIP Facility shall be deemed effective and perfected as of the Petition Date (as defined below), and no further filing, notice or act will be required to effect such perfection.

The DIP Lenders shall be permitted, but not required, to make any filings, deliver any notices, make recordations, perform any searches or take any other acts as may be desirable under state law in order to reflect the security, perfection or priority of the DIP Lenders’ claims described herein, including prior to the Petition Date (as defined below).

Collateral:
All obligations of the Borrowers under the DIP Facility shall be secured by the following: (i) pursuant to section 364(d)(1) of the Bankruptcy Code, first priority, priming liens on and security interests in all assets of the Borrowers (including, without limitation, all intellectual property) subject to valid, perfected and unavoidable liens on or security interests that are senior to or pari passu with the Prepetition Liens (as defined below) as permitted under the Prepetition Loan Documents (as defined below) (a “Permitted Encumbrance”) and the Carve-Out; (ii) pursuant to section 364(c)(3), a junior lien in all assets of the Borrowers subject to a preexisting lien in favor of any person other than the Prepetition Agent on the Petition Date and the Carve-Out; and (iii) pursuant to section 364(c)(2) of the Bankruptcy Code, first-priority liens on and security interests in all assets of the Borrowers that are not subject to existing liens on the Petition Date (as defined below), including, subject to entry of the Final DIP Order, Chapter 5 avoidance actions, wherever located, and whether existing now or after the date of entry of the Interim DIP Order ((i) – (iii), collectively, the “DIP Liens” and such assets subject to the DIP Liens, the “DIP Collateral”).

The Borrowers shall use a cash management system that is the same as or substantially similar to its prepetition cash management system; provided, however, that the Borrowers shall only be allowed to withdraw or transfer from their accounts amounts necessary to fund expenses of the Borrowers in accordance with the Budget (as defined below), unless otherwise authorized in writing by the DIP Lenders and the Prepetition Secured Parties (as defined below) and an order of the Bankruptcy Court. Any changes from such prepetition cash management system must be approved in writing by the DIP Lenders and Prepetition Secured Parties. The DIP Orders shall provide the DIP Lenders with a valid, perfected and enforceable first priority security interest in and lien on the cash held in the Borrowers’ bank accounts, subject only to Permitted Encumbrances, provided that nothing herein or in the DIP Orders shall constitute an admission, or a finding or ruling by the Bankruptcy Court, that any alleged Permitted Encumbrance is valid, senior, enforceable, prior, perfected or non-avoidable.

Carve-Out:
The DIP Liens, Prepetition Secured Obligations (as defined below), the Prepetition Liens, the Adequate Protection Superpriority Claims (as defined below), and the Adequate Protection Liens (as defined below) shall, in all instances, be subject and subordinate to prior payment of the Carve-Out. The “Carve-Out” means the sum of: (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) up to the amounts set forth in the respective Budget line items, to the extent allowed by the Bankruptcy Court, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Borrowers pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and any Creditors’ Committee appointed in the Bankruptcy Cases (the “Committee Professionals,” and together with the Debtor Professionals, the “Professionals”) at any time on or before one business day following delivery by the Prepetition Secured Parties of a Carve-Out Trigger Notice, whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Trigger Notice; and (iii) Allowed Professional Fees of Professionals in an aggregate amount not to exceed $100,000 incurred after delivery by the Prepetition Secured Parties of the Carve-Out Trigger Notice, to the extent allowed by this Court (the amounts set forth in this clause (iii) being the “Post Carve-Out Trigger Notice Cap”); provided that under no circumstances shall any success, completion, transaction or similar fees be payable from the Carve-Out. For purposes of this term sheet, “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Prepetition Secured Parties to counsel to the Borrowers, the United States Trustee, and counsel to the Creditors’ Committee (if any), which notice may be delivered following the occurrence and during the continuation of an Event of Default, stating that the Post Carve-Out Trigger Notice Cap has been invoked.

Prior to the delivery of a Carve-Out Trigger Notice, the Borrowers shall wire transfer funds, on a weekly basis, to the Stretto Escrow Account (to the extent of such funds actually deposited, the “Professional Fee Reserve Account”) in the amount equal to, but not to exceed, the professional fees and costs set forth in the Budget for Professionals for each such week. From such funds held in the Professional Fee Reserve Account, Stretto, Inc. (“Stretto”) shall release to the Professionals such amounts as are payable pursuant to an applicable order of the Bankruptcy Court, including an order approving interim compensation procedures in the Chapter 11 Cases and any order granting interim or final fee applications for Professionals (each, a “Fee Order”). For avoidance of doubt, (a) in making payments from the Professional Fee Reserve Account, Stretto shall be entitled to rely upon written certifications of each Professional as to the amount such Professional is due and owing from the Professional Fee Reserve Account; and (b) in no circumstances shall Stretto be obligated to pay any Professional other than from the funds held, from time to time, in the Professional Fee Reserve Account. Funds held in the Professional Fee Reserve Account shall be applied to Allowed Professional Fees that have been incurred following the Petition Date in accordance with the procedures established in the Cases (the “Interim Fee Procedures”). Payments and reimbursements made to a Professional prior to delivery of the Carve-Out Trigger Notice shall reduce the amounts available to such Professional under section (ii) of the Carve-Out, and neither the Professional Fee Escrow nor payments therefrom shall in any way increase the Carve-Out. All amounts payable to Professionals pursuant to an order of the Bankruptcy Court shall be paid first from funds remaining in the Professional Fee Reserve Account, if any, and, upon exhaustion thereof, from the Carve-Out as such fees are payable pursuant to the Interim Fee Procedures. For the avoidance of doubt the DIP Liens, Prepetition Liens, and Adequate Protection Liens shall attach to any excess funds in the Professional Fee Reserve Account after satisfaction of the Carve-Out in respect of Allowed Professional Fees, and such funds shall be used to satisfy amounts due under the DIP Facility, the Prepetition Secured Obligations, and the Adequate Protection Amount, as applicable.

Conditions Precedent to the Initial DIP Loans:
The Operative Documents (as defined below) will contain conditions (the “Initial Borrowing Conditions”) precedent to the effectiveness of the DIP Facility customarily found in loan agreements for similar debtor-in-possession financings and other conditions deemed by the DIP Lenders to be appropriate to the specific transaction (the final DIP Term Sheet and any loan agreements, security documents and other agreements between the DIP Lenders and the Borrowers, together with the DIP Orders, as the case may be, the “Operative Documents”), and in any event, including without limitation:

1.The filing of the Bankruptcy Cases with the Bankruptcy Court on or before July 17, 2023 (such date, the “Petition Date”);

2.All of the “first day orders” entered around the time of the Petition Date shall be consistent with this DIP Term Sheet and be satisfactory in form and substance to the DIP Lenders and the Prepetition Secured Parties in all respects;
3.The delivery of the Initial Budget (as defined below);
4.The preparation, authorization and execution of the Operative Documents with respect to the DIP Facility, in form and substance satisfactory to the DIP Lenders;

5.The representations and warranties of the Borrowers under the Operative Documents shall be true and correct immediately prior to, and after giving effect to, such funding, except to the extent such representations and warranties specifically relate to an earlier date;

6.Within three (3) business days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order, in form and substance satisfactory to the DIP Lenders and the Prepetition Secured Parties in their sole discretion authorizing and approving the DIP Facility and the transactions contemplated thereby, including, without limitation, the granting of valid, enforceable, non-avoidable and fully perfected superpriority security interests and liens and superpriority claims in favor of the DIP Lenders.

7.Within 28 days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order, in form and substance satisfactory to the DIP Lenders and the Prepetition Secured Parties in their sole discretion authorizing and approving the DIP Facility and the transactions contemplated thereby, including, without limitation, the granting of valid, enforceable, non-avoidable and fully perfected superpriority security interests and liens and superpriority claims in favor of the DIP Lenders;

8. The DIP Orders, as applicable, shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the DIP Lenders and the Prepetition Secured Parties;

9.The DIP Lenders and the Prepetition Secured Parties have received in the Final DIP Order (i) a waiver of any “equities of the case” claims under section 552(b) of the Bankruptcy Code, (ii) a waiver of the provisions of section 506(c) of the Bankruptcy Code. In no event shall any of the DIP Lenders and the Prepetition Secured Parties be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the Collateral, and (iii) the Roll-up;

10.The Borrowers shall be in compliance with all terms of the DIP Orders;

11.No Event of Default (as defined below) and no condition which would constitute an Event of Default (as defined below) with the giving of notice or lapse of time or both shall exist;
12.Borrowers shall have delivered a fully executed stalking horse asset purchase agreement in form and substance, and with a buyer, acceptable to the DIP Lenders and the Prepetition Secured Parties in their sole discretion (the “Stalking Horse Purchase Agreement”);
13.Receipt of a borrowing notice from the Borrowers in form and substance satisfactory to the DIP Lenders; and
14.All other conditions to the funding of the DIP Loans in the Operative Documents shall have been satisfied or waived by the DIP Lenders.

Conditions Precedent to Each Subsequent Borrowing:
Unless otherwise indicated, the obligation to provide each DIP Loan after the initial DIP Loans shall be subject to the satisfaction of the Initial Borrowing Conditions and additional conditions precedent customarily found in loan agreements for similar debtor-in-possession financings and other conditions deemed by the DIP Lenders to be appropriate to the specific transaction, and in any event, including without limitation:

1.All Initial Borrowing Conditions have been satisfied and the Borrowers remain in compliance with the terms of all such conditions immediately prior to and after giving effect to any subsequent borrowing of the DIP Loans;

2.The Borrowers shall be in compliance with all terms of the DIP Orders;

3.No Event of Default (as defined below) and no condition which would constitute an Event of Default (as defined below) with the giving of notice or lapse of time or both shall exist;

4.The representations and warranties of the Borrowers under the Operative Documents shall be true and correct immediately prior to, and after giving effect to, such funding, except to the extent such representations and warranties specifically relate to an earlier date;

5.The Stalking Horse Purchase Agreement shall be in full force and effect and shall not have been terminated unless, consistent with the Bidding Procedures Order (as defined below), another purchase agreement with respect to the Purchased Assets that is in form and substance acceptable to the DIP Lenders and the Prepetition Secured Parties, in their sole discretion (the “Alternative Purchase Agreement”) is executed by the Borrowers concurrently with the termination of the Stalking Horse Purchase Agreement and, in such case, the Alternative Purchase Agreement shall be in full force and effect and shall not have been terminated;

6.The DIP Lenders have agreed, in their sole discretion, to advance additional DIP Loans to the Borrowers; and

7.All other conditions to the funding of the DIP Loans in the Operative Documents shall have been satisfied or waived by the DIP Lenders.

Representations and Warranties:
The Operative Documents will contain representations and warranties made by the Borrowers customarily found in the loan agreements for similar debtor in possession financings and other representations and warranties deemed by the DIP Lenders appropriate or as otherwise required by them in relation to this specific transaction including, without limitation, with respect to: valid existence, requisite power, due authorization, no conflict with applicable law, enforceability of the Operative Documents, no default under the Operative Documents, use of proceeds, no insurance, necessary rights to intellectual property, ownership of properties and possession under leases, material agreements, subsidiaries, valid security, continued effectiveness of the applicable order and no default under any contractual obligation arising after commencement of the Bankruptcy Cases or under any executory contract or unexpired lease assumed pursuant to the Bankruptcy Code.
The DIP Lenders will (i) represent that no DIP Lender is an insider or affiliate (as each term is defined under the Bankruptcy Code) of the Borrowers or has been an insider or affiliate of the Borrowers within the twelve months preceding the Funding Date or (ii) disclose the identity of any DIP Lender who is a current or former insider or affiliate of the Borrowers.

Financial Reporting Requirements:
The Borrowers shall provide to the DIP Lenders and the Prepetition Secured Parties with financial reporting customary and appropriate for similar loan agreements for similar debtor-in-possession financings or deemed by the DIP Lenders and the Prepetition Secured Parties appropriate or as otherwise required by them in relation to this specific transaction, including without limitation: (i) copies of the monthly operating reports filed with the Bankruptcy Court; (ii) the Budget (as defined below) and budget reporting set out below; (iii) view access to bank accounts and monthly bank statements; and (iv) schedules of fixed assets and intellectual property.
After delivery of the Initial Budget (as defined below), the Borrowers will provide the DIP Lenders and Prepetition Secured Parties with an updated budget on the Friday of each subsequent week prior to the end of the applicable Budget Period (as defined below) for the subsequent 10-week period.
All Budgets shall be subject to the approval of the DIP Lenders and the Prepetition Secured Parties, in their sole discretion.

Other Reporting Requirements:
The Operative Documents will contain other reporting requirements customarily found in the loan documents for similar debtor in possession financings and other reporting requirements deemed by the DIP Lenders and the Prepetition Secured Parties appropriate or as otherwise required by them in relation to the specific transaction, including, without limitation, notices with respect to litigation, contingent liabilities, material adverse effect, material contracts, environmental events, and any other information regarding the Borrowers, the Borrowers’ business or the Bankruptcy Cases as the DIP Lenders and the Prepetition Secured Parties may request from time to time.
The reporting shall include, but not be limited to: (i) providing the DIP Lenders and the Prepetition Secured Parties with the financial and other reporting required under the Prepetition Loan Documents (as defined below) as and when due under such Prepetition Loan Documents; and (ii) providing the DIP Lenders and the Prepetition Secured Parties with information related to the Borrowers’ sale process, including, without limitation, access to any virtual data room(s) made available to prospective bidder or bidders, and copies of any material information provided to or received from any prospective bidder or bidders, including any “teaser”, confidential information memorandum, written or recorded management presentations, status reports of responses to inquiries, indications of interests, letters of intent, bids, financial packages, draft asset purchase agreements or similar agreements, or the like. For purposes of clause (ii) above, the Borrowers shall provide such information as soon as reasonably practical after transmitting or receiving the information to or from a potential bidder, and, in all cases, within two (2) Business Days of such receipt or transmission.
Additionally, all material motions and other documents to be filed with and submitted to the Bankruptcy Court by the Borrowers, including in connection with the DIP Facility or the use of Cash Collateral or that otherwise could reasonably be expected to affect the rights, interests or remedies of the DIP Lenders or the Prepetition Secured Parties, shall be provided reasonably in advance to the DIP Lenders and the Prepetition Secured Parties and shall be in form and substance satisfactory to the DIP Lenders and the Prepetition Secured Parties.

Budget and Budget Variance Covenant:
The Borrowers, the DIP Lenders, and the Prepetition Secured Parties shall agree to an initial budget to be attached hereto and/or the Interim DIP Order, including a 10-week cash-flow forecast setting forth all projected cash receipts and cash disbursements on a weekly basis (the “Initial Budget”).
The Borrowers will provide the DIP Lenders and Prepetition Secured Parties with an updated budget on the Friday of the subsequent week prior to the end of the applicable Budget Period (as defined below) for the remaining weeks left under the Initial Budget. The initial budget period shall end on July 23, 2023, and each subsequent budget period shall end every week thereafter (each, a “Budget Period”). Each updated budget shall be deemed approved by DIP Lenders and Prepetition Secured Parties unless the DIP Agent or Prepetition Agent notifies the Borrowers of any objection to the updated budget within three (3) business days after receipt of such updated budget (each such approved budget, a “Supplemental Approved Budget” and together with the Initial Budget, the “Budget”); provided that if the Borrowers are timely notified of an objection pursuant to the Interim DIP Order, the Borrowers shall be subject to and be governed by the terms of the Initial Budget or Supplemental Approved Budget, as applicable, then in effect in accordance with the DIP Orders. For each Budget Period, the Borrowers shall provide to the DIP Lenders and the Prepetition Secured Parties a budget variance report/reconciliation (the “Budget Variance Report”) on the subsequent Friday following the applicable Budget Period and the Budget Variance Report shall set forth in reasonable detail actual disbursements, together with a statement certifying compliance with the Budget Covenant (as defined below) set forth below. The Borrowers shall not permit or suffer to exist, a negative variance of 5% or more of net cash flow from the amounts set forth in the Budget (each, a “Permitted Variance”), tested on a cumulative rolling four (4) week basis (the “Budget Covenant”).
The DIP Lenders and the Prepetition Secured Parties shall have no obligation to permit the use of proceeds of DIP Loans or Cash Collateral, and the Borrowers shall have no authority to use proceeds of DIP Loans or Cash Collateral, other than in accordance with the Budget, subject to the Budget Covenant and as set forth in the DIP Orders.

Financial Covenants:
The Operative Document will contain financial covenants customarily found in the loan agreements for similar debtor-in-possession financings and other financial covenants deemed by the DIP Lenders appropriate to or as otherwise required by them in relation to this specific transaction, including, without limitation, the Budget Covenant.

Affirmative Covenants:
The Operative Documents will contain affirmative covenants customarily found in the loan agreements for similar debtor in possession financings and other affirmative covenants deemed by the DIP Lenders appropriate or as otherwise required by them in relation to this specific transaction, including, without limitation, the following: compliance with the Milestones and the Budget, compliance with reporting and information delivery requirements, compliance with the DIP Orders, preservation of existence, maintenance of insurance, maintenance of books and records, access to properties and inspection rights, operation and maintenance of properties, use of proceeds, further assurances and collateral, delivery of all pleadings, motions and other documents filed with the Bankruptcy Court on behalf of the Borrowers to the DIP Lenders and their counsel, compliance with covenants consistent with the section titled “Budget Variance Covenants” and compliance with the Milestones (as defined below).
The Borrowers shall, as soon as reasonably practicable, upon any information becoming available to the Borrowers, provide the DIP Lenders and the Prepetition Secured Parties with copies of any informational packages provided to potential bidders, and any draft order pertaining to the auction, all draft agency or sale agreements, the deadlines established as to receipt of bids and, upon request of the DIP Lenders and the Prepetition Secured Parties, a status report and updated information relating to such motions and copies of any bids received from any proposed bidder for all or any portion of the Borrowers’ assets and any updates, modifications or supplements to such information and materials.

Negative Covenants:
The Operative Documents will contain negative covenants customarily found in loan agreements for similar debtor in possession financings and other negative covenants deemed by the DIP Lenders appropriate to or otherwise required by them in relation to this specific transaction, including, without limitation, the following: limitations on incurring or permitting liens or encumbrances; debt outside the ordinary course of business, superpriority claims or the grant of adequate protection; limitations on maintaining deposit, securities or commodities accounts; selling assets outside of the ordinary course of business; modifying or altering in any adverse manner the nature of the Borrowers’ business or their organizational documents; limitations on paying prepetition indebtedness; limitations on investments, debt repayments or dividends; and changing any order and limitations on ability to assume, assume and assign, or reject (unless Borrowers have given DIP Lenders 3 days’ prior notice and DIP Lenders have failed to object to such rejection) any executory contracts or unexpired leases under the Bankruptcy Code without consent of the DIP Lenders.

Events of Default:
The Operative Documents will contain events of default (each an “Event of Default”) customarily found in loan agreements for similar debtor in possession financings and other events of default deemed by the DIP Lenders appropriate to or otherwise required by them in relation to this specific transaction, including, without limitation, the following:
1.the Borrowers’ failure to timely meet any Milestone (as defined below) unless extended in writing by the DIP Lenders and the Prepetition Secured Parties, in their sole discretion;

2.the Borrowers’ failure to make any payment to the DIP Lenders or the Prepetition Secured Parties when due under the terms of the Operative Documents;

3.the Borrowers noncompliance with the Budget Covenant;

4.the Borrowers’ noncompliance with the other covenants, or breaches of representations and warranties, in the Operative Documents or the Stalking Horse Purchase Agreement or the Alternative Purchase Agreement (as applicable, the “Purchase Agreement”), or the other documents related thereto (together with the Purchase Agreement, the “363 Sale Documents”);

5.the termination of the Stalking Horse Purchase Agreement or Alternative Purchase Agreement, as applicable;

6.any representation or warranty made by the Borrowers in the Operative Documents or the 363 Sale Documents shall prove to have been incorrect in any material respect when made or at any other times specified therein;

7.any other material breach of the Operative Documents or the 363 Sale Documents;

8.the Borrowers’ failure to satisfy or stay execution of judgments in excess of specified amounts;

9.any uninsured judgments are entered with respect to any postpetition non-ordinary course claims against any of the Borrowers or in a combined aggregate amount in excess of $250,000 unless stayed;

10.the payment of, or application by any Borrower for authority to pay, any prepetition claim or payable (whether by adequate protection or otherwise), via a “first-day” order or otherwise, other than (i) as consented to by the DIP Lenders and the Prepetition Secured Parties, (ii) as authorized by the Budget (including Permitted Variances), and (iii) permitted under the terms of the Operative Documents;

11.material impairment of the rights provided the DIP Lenders under the Operative Documents;

12.the entry of an order: (a) appointing a trustee, receiver or examiner with expanded powers, including to manage the Borrowers’ business, with respect to any of the Borrowers, (b) dismissing any of the Borrowers’ chapter 11 cases, (c) converting any of the Borrowers’ cases to cases under chapter 7 of the Bankruptcy Code, or (d) terminating or reducing the Borrowers’ exclusivity period under section 1121 of the Bankruptcy Code for any reason whatsoever, or the expiration of such period without extension;

13.the filing of any motion or other pleading by the Borrowers seeking, or otherwise consenting to, entry of any of the orders described immediately above, or the Borrowers’ failure to timely contest any such motion or pleading filed by another party;

14.the granting of relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any assets of the Borrowers in excess of an amount to be determined (and acceptable to DIP Lenders and the Prepetition Secured Parties in their sole discretion), in the aggregate;

15.the filing of a motion by the Borrowers, without written consent of the DIP Lenders and the Prepetition Secured Parties, to incur debt secured by a lien with priority equal to, or superior to, the DIP Liens, the Prepetition Liens or the Adequate Protection Liens or which is given superpriority administrative expense status under section 364(c) of the Bankruptcy Code, unless such motion provides for the proceeds of such debt to be used for the indefeasible payment in full of the DIP Loans, the Prepetition Secured Obligations, the Adequate Protection Amount, and any and all other amounts due to the DIP Lenders and the Prepetition Secured Parties, or any of them;

16.entry of an order granting any lien or superpriority claim with the priority set forth immediately above;

17.the filing of a motion by the Borrowers to use cash collateral of the DIP Lenders or the Prepetition Secured Parties under section 363(c) of the Bankruptcy Code or any equivalent provision of relevant applicable law without prior written consent of the DIP Lenders and the Prepetition Secured Parties;

18.the Borrowers seeking to limit, or the entry of an order limiting, the rights of the DIP Lenders or the Prepetition Secured Parties to “credit bid” any portion of or all of the DIP Loans, the Prepetition Secured Obligations or the Adequate Protection Amount;

19.payment of (or application by any Borrower for authority to pay) adequate protection to any entity other than as set forth herein or in respect of any “first day” motion that the DIP Lenders and the Prepetition Secured Parties have consented to in writing;

20.the Borrowers’ filing of (or supporting another party in the filing of) a motion seeking entry of an order approving any key employee incentive plan, employee retention plan, or comparable plan, without the prior written consent of the DIP Lenders and the Prepetition Secured Parties;

21.any Borrower shall (i) challenge or contest the validity or enforceability of the DIP Orders or any Prepetition Loan Document or Operative Document or deny that it has further liability thereunder, (ii) challenge or contest the nature, extent, amount, enforceability, validity, priority or perfection of the obligations under the DIP Facility, the DIP Liens, the DIP superpriority claims, the Operative Documents, the Prepetition Secured Obligations, the Prepetition Liens, the Prepetition Loan Documents, the Adequate Protection Liens, Adequate Protection Amount, or the Adequate Protection Superpriority Claims, (iii) assert any claim, defense or cause of action that seeks to avoid, recharacterize, subordinate (whether equitable subordination or otherwise), disgorge, disallow, impair or offset all or any portion of the obligations under the DIP Facility, the DIP Liens, the DIP superpriority claims, the Operative Documents, the Prepetition Secured Obligations, the Prepetition Liens, the Prepetition Loan Documents, the Adequate Protection Liens, Adequate Protection Amount, or the Adequate Protection Superpriority Claims, (iv) investigate, join or file any motion, application or other pleading in support of, or publicly support any other entity that has asserted any of the claims, challenges or other requested relief contemplated in clauses (i) - (iii) above, or fails to timely contest such claims, challenges or other requested relief in good faith (provided, that responding to any investigation conducted by an official committee or other party with respect to the nature, extent, amount, enforceability, validity, priority or perfection of the Prepetition Secured Obligations, the Prepetition Liens, the or Prepetition Loan Documents, subject in each case to the DIP Orders, shall not, in and of itself, constitute an Event of Default hereunder, nor shall any objection to entry of the DIP Orders); or (B) the entry of a judgment or order in any of the Bankruptcy Cases sustaining any of the claims, challenges, causes of action or other relief contemplated in clauses (i) - (iii) above).

22.unless consented to in writing by the DIP Lenders and the Prepetition Secured Parties, the filing of a motion seeking approval of a sale pursuant to section 363 of the Bankruptcy Code (other than as contemplated by the Bidding Procedures Order) or a plan of reorganization or liquidation in any of the Chapter 11 Cases that, in either case, does not provide for indefeasible payment in full in cash of the DIP Loans and the Prepetition Secured Obligations and any other amounts outstanding pursuant to the Operative Documents and the Prepetition Loan Documents, on or prior to closing of such sale or the effective date of such plan;

23.unless consented to in writing by the DIP Lenders and the Prepetition Secured Parties, the consummation of any sale of all or substantially all assets of any Borrower pursuant to section 363 of the Bankruptcy Code or the effective date of any chapter 11 plan for any of the Borrowers;

24.the termination, non-renewal, assumption or rejection of any material contract or lease in any manner not consented to in writing by the DIP Lenders and the Prepetition Secured Parties except, in the case of any rejection, to the extent that the Borrowers have given notice to the DIP Lenders of their intent to reject such material contract or lease and DIP Lenders have failed to object to such rejection in writing within three (3) days of receipt of such notice;

25.entry of an order staying, reversing, vacating or otherwise modifying the DIP Facility or the DIP Orders in any manner not consented to in writing by the DIP Lenders and the Prepetition Secured Parties;

26.the filing by the Borrowers of any motion or a pleading seeking to amend, vacate or modify any of the provisions of the Interim DIP Order other than in connection with a Final DIP Order consented to by the DIP Lenders and the Prepetition Secured Parties;

27.Borrowers’ failure to timely perform or comply with any of the terms, provisions, conditions, covenants, or obligations under the Operative Documents, including the DIP Orders and the Budget Covenant;
28.a change of control with respect to any of the Borrowers shall occur (other than as a result of any sale of the Purchased Assets);
29.any material provision of the Operative Documents or the 363 Sale Documents shall cease to be valid and binding on the Borrowers, or the Borrowers shall so assert in any pleading filed in any court;

30.the entry of an order determining that any material portion of (i) the Collateral is not property of the Borrowers or their estates, (ii) the Borrowers’ assets are not capable of being sold pursuant to section 363 of the Bankruptcy Code, or (iii) there is a lien or other encumbrance on any material portion of the Borrowers’ assets that is not a Permitted Encumbrance;

31.the allowance of any claim or claims under section 506(c) of the Bankruptcy Code or otherwise against or in relation to any DIP Lender, Prepetition Secured Party, or Collateral; and

32.cessation of liens or superpriority claims granted in the DIP Orders to be valid, perfected and enforceable in all respects with the priority described herein.

Remedies:
In addition other customary terms and remedies, and to such other rights and remedies as are available to the DIP Lenders and the Prepetition Secured Parties at law or at equity, subject to the Carve-Out, upon the occurrence and during the continuance of an Event of Default, the DIP Lenders and the Prepetition Secured Parties, in their sole and absolute discretion (subject to any limitation set forth in the DIP Orders) may immediately (x) deliver a notice of an Event of Default; (y) terminate any pending DIP Loans and use of Cash Collateral; and (z) terminate the DIP Facility, and the automatic stay shall be deemed lifted to permit any and all of the foregoing.

Milestones:
The Operative Documents and the DIP Orders shall expressly authorize and require the Borrowers to comply with the following milestones (collectively, the “Milestones”):
1.On or before the date that is three (3) business days after the Petition Date, the Interim DIP Order authorizing and approving on an interim basis the DIP Facility and the transactions contemplated thereby, in form and substance satisfactory to the DIP Lenders and the Prepetition Secured Parties shall have been entered by the Bankruptcy Court;

2.On or before the date that is 28 days after the Petition Date, the Final DIP Order authorizing and approving the DIP Facility and the transactions contemplated thereby, in form and substance satisfactory to the DIP Lenders and the Prepetition Secured Parties shall have been entered by the Bankruptcy Court;
3.In addition to the foregoing, Borrowers shall have achieved or satisfied all of the following sales milestones, as determined by the DIP Lenders and the Prepetition Secured Parties in their sole discretion:
a.file the [Bid Procedures Motion], in form and substance satisfactory to DIP Lenders and the Prepetition Secured Parties, within four [(4) days after the Petition Date];
b.obtain entry of the [Bidding Procedures Order] in form and substance satisfactory to DIP Lenders and the Prepetition Secured Parties (the “Bidding Procedures Order”) within twenty-eight (28) days after the Petition Date;
c.execute the Stalking Horse Purchase Agreement within thirty-five (35) days after the Petition Date;
d.conduct the Auction (as defined in the Bidding Procedures Order) on or before September 14, 2023;
e.obtain entry of one or more orders approving the sale(s) of all or substantially all the Borrowers’ assets, acceptable to the DIP Lenders and the Prepetition Secured Parties in each instance, on or before September 19, 2023; and
f.consummate any and all such sale(s) of the Borrowers’ assets on or before September 27, 2023.

Release:
Upon entry of the Interim DIP Order, and subject customary challenge rights as to the Prepetition Secured Parties and their related Representatives (as defined below) (in their capacity as such), each of the Borrowers and the Borrowers’ estates on its own behalf and on behalf of its past, present, and future predecessors, successors, heirs, subsidiaries and assigns or any person acting for and on behalf of, or claiming through them, hereby unconditionally, irrevocably, and fully forever release, remise, acquit, relinquish, irrevocably waive, and discharge the DIP Lenders, the DIP Agent, the Prepetition Secured Parties, SVB, and, in each case, each of their respective affiliates, former, current, or future officers, employees, directors, servants, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, assigns, heirs, predecessors in interest and each person acting for and on behalf of any of them, each in their capacity as such (collectively, the “Representatives”), of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened, including, without limitation, all legal and equitable theories of recovery, arising under common law, statute, or regulation or by contract, of every nature and description in each case that exist on the date hereof and in each case that the Borrowers at any time had, now have or may have, or that their successors or assigns hereafter can or may have with respect to, relating to or arising from the DIP Facility, the Operative Documents, the Prepetition Secured Obligations, the Prepetition Collateral (as defined below), including any action or inaction taken in respect thereto, or the Prepetition Liens, as applicable, including, without limitation, (i) any so-called “lender liability” or equitable subordination claims or defenses or recharacterization claims or defenses, (ii) any and all claims and causes of action arising under the Bankruptcy Code, (iii) any and all claims and causes of action regarding the validity, priority, extent, enforceability, perfection, or avoidability of the liens or claims of the DIP Agent, the DIP Lenders, Prepetition Secured Parties, and SVB and (iv) any and all claims and causes of action related to other carrying costs, penalties, legal, accounting and other professional costs, and consequential and punitive damages payable to third parties.

Costs and Expenses:
Subject to the entry of the Interim DIP Order, the Borrowers shall in cash pay all actual, documented, and reasonable out of pocket costs and expenses of the DIP Agent, the DIP Lenders, and the Prepetition Secured Parties (including, without limitation, fees and disbursements of counsel, including local counsel, and financial and accounting advisors) in connection with (i) the negotiation, preparation, execution and entry, as applicable, of the Operative Documents, whether incurred before or after execution of the Operative Documents, (ii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by DIP Agent, DIP Lenders, and Prepetition Secured Parties, the Borrowers or any other person) in any way relating to the Operative Documents or the Borrowers’ affairs, and (iii) the enforcement of any rights and remedies under the Operative Documents.

Indemnification:
The Borrowers shall indemnify and hold harmless the DIP Agent, DIP Lenders, and Prepetition Secured Parties, each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel and financial advisors), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of the DIP Facility, the Operative Documents or any of the transactions contemplated thereby, or any actual or proposed use of the proceeds of the DIP Facility, except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrowers, any of its directors, security-holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Assignments and Participations:
The Borrowers shall not sell, assign or transfer any interest in the DIP Facility or the Operative Documents, or any of the obligations thereunder, or any portion thereof, including the Borrowers’ rights, title, interests, remedies, powers, and duties hereunder or thereunder, without the DIP Lenders’ prior written consent.
The DIP Lenders shall be free to sell, assign or transfer any interest in the DIP Facility or the Operative Documents, or any of the obligations thereunder, or any portion thereof, and to syndicate the DIP Loans (or any portion thereof), to any person or persons selected by DIP Lenders in their sole discretion. Subject to the foregoing, the Operative Documents shall be binding upon and inure to the benefit of the successors and permitted assigns of the Borrowers and the DIP Lenders.

Prepetition Secured Obligations:
On November 14, 2022, the Borrowers entered into that certain Credit, Security and Guaranty Agreement (as amended, restated, modified or supplemented from time to time, the “Prepetition Credit Agreement”) with MidCap Funding IV Trust, as agent (in such capacity, the “Prepetition Agent”), MidCap Financial Trust, as term loan servicer (in such capacity, the “Term Loan Servicer”), and the financial institutions and other entities from time to time parties thereto as lenders (the “Prepetition Lenders”, and, together with the Prepetition Agent and Term Loan Servicer, the “Prepetition Secured Parties”), which provided the Borrowers with a credit facility comprising (i) a $75,000,000 tranche I term loan; (ii) a $25,000,000 tranche II term loan; and (iii) a $15,000,000 revolving loan. The Prepetition Credit Agreement and the other Security Documents (as defined in the Prepetition Credit Agreement) provide continuing, legal, valid, binding, properly perfected, enforceable, non-avoidable first priority liens on and security interests in (the “Prepetition Liens”) the Borrowers’ right, title, and interest in, to and under the “Collateral” (as defined in the Prepetition Credit Agreement) and all other collateral or assets of the Borrowers subject to any other Security Document, including Cash Collateral (the “Prepetition Collateral”, and with the DIP Collateral, the “Collateral”).
The Prepetition Agent, the Term Loan Servicer, the Prepetition Lenders, and SVB, entered into that certain Intercreditor Agreement, dated as of November 14, 2022 (as may have been amended, restated, supplemented or otherwise modified through the Petition Date, the “Prepetition Intercreditor Agreement”), which governs certain rights, interests, obligations, priorities and positions as between the Prepetition Secured Parties and SVB with respect to the assets and properties of the Borrowers.
As of May 2, 2023, multiple events of default had occurred and were continuing under the Prepetition Credit Agreement, as set forth in that certain Notice of Events of Default; Reservation of Rights Letter, delivered by Prepetition Agent to the Borrowers on May 2, 2023. In connection therewith, on May 10, 2023, the Prepetition Secured Parties agreed to enter into that certain Standstill Agreement with the Borrowers, whereby the Prepetition Secured Parties agreed to forbear from exercising certain of their rights and remedies against the Borrowers with respect to the continuing events of default under the Prepetition Credit Agreement (as amended by that certain Amendment No. 1 to Standstill Agreement, the “Standstill Agreement”, and together with the Prepetition Credit Agreement, the Prepetition Intercreditor Agreement, and other Financing Documents (as defined in the Prepetition Credit Agreement), the “Prepetition Loan Documents”).
As of the Petition Date, the total principal outstanding under the Prepetition Credit Agreement is no less than $57.5 million in respect of the term loans plus accrued and unpaid interest with respect thereto and any additional fees, costs, and expenses owing under or in connection the Prepetition Credit Agreement (collectively, the “Prepetition Secured Obligations”).

Cash Collateral of the Prepetition Secured Parties:
All of the Borrowers’ cash as of the Petition Date, wherever located, including cash held in deposit accounts, whether as original collateral or proceeds of other Prepetition Collateral, constitutes Cash Collateral (as defined below) and is Prepetition Collateral of the Prepetition Secured Parties. “Cash Collateral” shall mean and include all “cash collateral,” as defined in section 363(a) of the Bankruptcy Code, in or on which the Prepetition Secured Parties have a lien, security interest or other interest.

Use of Cash Collateral:
Subject to the terms and conditions of the DIP Orders, the Borrowers will be authorized to use Cash Collateral in accordance with the Budget for the period (the “Specified Period”) from the Petition Date through the date which is the earliest to occur of (a) the expiration of the Remedies Notice Period (as defined in the DIP Orders) and (b) the date that is twenty-eight (28) days after the Petition Date if the Bankruptcy Court has not entered the Final DIP Order on or before such date (unless such date is extended with the written consent of the Prepetition Agent and the Prepetition Secured Parties).
Subject to the provisions of the DIP Orders, and in accordance with the Budget, Cash Collateral may be used during the Specified Period by the Borrowers to: (a) finance their working capital needs and for any other general corporate purposes; and (b) pay related transaction costs, fees, liabilities and expenses (including all professional fees and expenses) and other administration costs incurred in connection with and for the benefit of the Bankruptcy Cases. Nothing in the DIP Orders shall authorize the disposition of any assets of the Borrowers or their estates outside the ordinary course of business, or any Borrower’s use of any Cash Collateral or proceeds resulting therefrom, except as permitted in the DIP Orders and in accordance with the Budget.
For the avoidance of doubt, the Borrowers shall not be permitted to use Cash Collateral pledged to SVB to secure bank services (including business credit cards) and held in blocked accounts at SVB, except to repay bank services obligations (subject to the Prepetition Intercreditor Agreement).

Restrictions on Use of Cash Collateral and DIP Loan Proceeds:
No Cash Collateral or other Collateral, proceeds of the DIP Facility, or proceeds, products, or offspring of any of the foregoing may be used to (except to the extent otherwise expressly agreed in writing by the Prepetition Secured Parties in response to a written request from the Borrowers specifying the proposed use) (i) object, challenge or contest in any manner, or raise any defenses to, the validity, extent, amount, perfection, priority, or enforceability of any of the Prepetition Secured Obligations or the Prepetition Liens, or any other rights or interest of the Prepetition Secured Parties or (ii) assert, commence, or prosecute any claims or causes of action, including, without limitation, any actions under chapter 5 of the Bankruptcy Code, against the Prepetition Secured Parties or any of its respective affiliates, agents, attorneys, advisors, professionals, officers, directors, or employees, provided, however, that up to $25,000 of Cash Collateral may be used to pay the allowed fees and expenses incurred solely by the Creditors’ Committee, if any, in investigating (but not commencing or prosecuting), the validity, enforceability, perfection, priority, or extent of the liens and claims of the Prepetition Secured Parties.

Adequate Protection:
Pursuant to sections 361, 362, 363(c)(2), 363(e), 364(d) and 507 of the Bankruptcy Code, the Prepetition Secured Parties are entitled to adequate protection of their interests in the Prepetition Collateral, including the Cash Collateral, in an amount equal to the aggregate diminution in the value of the Prepetition Secured Parties’ interests in the Prepetition Collateral (including Cash Collateral) from and after the Petition Date, if any, for any reason provided for under the Bankruptcy Code, including through use of Cash Collateral, Prepetition Collateral, and the priming of their interests in Prepetition Collateral by the DIP Facility (such diminution in value, the “Adequate Protection Amount”). As adequate protection for the Adequate Protection Amount, and solely to the extent of same, the Prepetition Secured Parties will be granted in the DIP Orders the following:
(i)    Adequate Protection Liens. Pursuant to sections 361, 363(e), and 364(d) of the Bankruptcy Code, as adequate protection against any diminution in value of the Prepetition Collateral, including Cash Collateral, effective as of the Petition Date and perfected without the need for execution by the Borrowers or the recordation or other filing by the Prepetition Secured Parties of security agreements, control agreements, pledge agreements, financing statements, or other similar documents, or the possession or control by the Prepetition Secured Parties of any Adequate Protection Collateral (as defined below), the Prepetition Secured Parties, solely to the extent of any diminution in value of the Prepetition Collateral, as security for the payment of the Adequate Protection Amount, shall be granted valid, binding, continuing, enforceable, fully perfected, first priority senior replacement liens on and security interests in (collectively, the “Adequate Protection Liens”) any and all tangible and intangible pre- and postpetition property of the Borrowers, whether existing before, on or after the Petition Date, together with any proceeds, products, rents and profits of the foregoing, whether arising under section 552(b) of the Bankruptcy Code or otherwise, of all the foregoing (collectively, the “Adequate Protection Collateral”), including, upon entry of a the Final DIP Order, any claims or causes of action of the Borrowers arising under sections 502(d), 542, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other avoidance or similar action under the Bankruptcy Code or similar state law avoidance actions under chapter 5 of the Bankruptcy Code.
(ii)    The Adequate Protection Liens shall be junior only to the DIP Liens, the Carve-Out and any Permitted Encumbrance. The Adequate Protection Liens shall otherwise be senior to all other security interests in, liens on, or claims against any of the Adequate Protection Collateral. The Adequate Protection Liens shall be nonavoidable and shall not be subject to sections 510, 549, 550, or 551 of the Bankruptcy Code. The Adequate Protection Liens shall be enforceable against and binding upon the Borrowers, their estates and any successors thereto, including, without limitation, any trustee or other estate representative appointed in the Borrowers’ Bankruptcy Cases, or any case under chapter 7 of the Bankruptcy Code upon the conversion of any of the Borrowers’ Bankruptcy Cases, or in any other proceedings superseding or related to any of the foregoing (each, a “Successor Case”).
(iii)    Adequate Protection Superpriority Claims. The Adequate Protection Amount due to the Prepetition Secured Parties shall constitute allowed superpriority administrative expense claims against the Borrowers and their estates in the amount of any diminution in value of the Prepetition Collateral, including Cash Collateral, as provided in section 507(b) of the Bankruptcy Code, with priority in payment over any and all claims and administrative expense claims (except amounts due under the DIP Facility and the Carve-Out) against the Borrowers, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503(a), 503(b), 507(a), 507(b), 546(c), 546(d), 552(b), 726, 1113, 1114 and any other provision of the Bankruptcy Code, and shall at all times be senior to the rights of the Borrowers and any successor trustee or creditor in the Bankruptcy Cases or any Successor Case (the “Adequate Protection Superpriority Claims”).
(iv)    Adequate Protection Payments. The Borrowers shall pay to the Prepetition Agent, for the benefit of the Prepetition Secured Parties, all postpetition interest, fees, and costs due, or that become due, under the Prepetition Loan Documents, as and when such amounts become due under the terms of the Prepetition Loan Documents.
(v)    Prepetition Secured Parties’ Fees and Expenses. The Borrowers shall pay the reasonable and documented prepetition and postpetition fees and disbursements of legal counsel and advisors to the Prepetition Secured Parties.
(vi)    Reporting and Information. To include, at a minimum, the reporting described above in “Financial Reporting Requirements” and “Other Reporting Requirements”.

Credit Bidding:
The DIP Lenders and the Prepetition Secured Parties shall have the right, without further application to or approval by the Bankruptcy Court, to “credit bid” the full amount of the DIP Facility and the Prepetition Secured Obligations in connection with any sale of all or any portion of the Borrowers’ assets, including, without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any plan subject to confirmation under section 1129(b)(2)(A)(ii)–(iii) of the Bankruptcy Code. In connection with the foregoing, the Prepetition Secured Parties shall have the right to assign its right to “credit bid” all or any portion of the DIP Facility or the Prepetition Secured Obligations to a newly formed acquisition vehicle.

Other Terms and Conditions to Use of Cash Collateral:
The DIP Orders shall contain terms and conditions customarily found in orders for the consensual use of cash collateral, including, without limitation, stipulations regarding the validity and enforceability of the Prepetition Secured Obligations and Prepetition Liens, and releases and exculpations of the Prepetition Secured Parties, subject to customary challenge rights (including a defined period to bring such challenges).

DIP Facility Documentation:
The DIP Facility and use of Cash Collateral are subject to definitive documentation, including the DIP Orders, in the sole discretion of the DIP Lenders and Prepetition Secured Parties. In the sole discretion of the DIP Lenders, definitive documentation of the DIP Facility may also include, among other things, a final DIP term sheet, a credit agreement, security agreements, collateral agreements, pledge agreements, control agreements, and guarantees, all of which shall be in form and substance acceptable to the DIP Lenders in their sole discretion.

Governing Law and Submission to Jurisdiction:
New York law except as governed by the Bankruptcy Code. Non-exclusive jurisdiction of the Bankruptcy Court, including with respect to the exercise of remedies by the DIP Lenders and preservation of the Collateral’s value.

MidCap Financial Trust may terminate its review of the DIP Facility at any time in its sole discretion. Closing of the loan is subject to further due diligence and underwriting, continuing satisfaction with the financial and business conditions of the Borrower and its principals, and receipt of documentation and assurances satisfactory to MidCap Financial Trust and its legal counsel. This term sheet does not purport to specify all of the terms, conditions, representations and warranties, covenants and other provisions that will be contained in the final Operative Documents for the DIP Facility between Borrower and MidCap Financial Trust. The DIP Facility shall be subject to such other terms, covenants and conditions as may be deemed appropriate.

This term sheet is being delivered in reliance on the fact that all information provided to DIP Agent, DIP Lenders, and Prepetition Secured Parties is and will be accurate and complete. The contents of this term sheet may not be shared with any third party without prior written consent, except for management and regulatory bodies on a need-to-know basis. All persons who are informed of the contents of this term sheet also need to be informed that such contents are confidential and cannot be disclosed without DIP Agent’s prior written consent.

This term sheet supersedes all previous discussions, communications and proposals relating in any way to the DIP Facility and use of cash collateral.

MidCap Financial Services, on behalf of MidCap Financial Trust, hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”) and normal policies and practices, MidCap Financial Trust is required, on behalf of MidCap Financial Trust, to obtain, verify and record certain information and documentation that identifies each Borrower, which information includes the name and address of each Borrower and such other information that will allow MidCap Financial Trust to identify each Borrower in accordance with the Act.